Exhibit 99.1
Post Holdings, Inc. Announces Pricing of Convertible Preferred Stock

St. Louis, Missouri – February 21, 2013 - Post Holdings, Inc. (NYSE:POST) (the “Company”) announced today that it has priced its offering of shares of a newly created series of convertible preferred stock, to be designated as its 3.75% Series B Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”). The Company also has increased the size of the offering to $210,000,000 (or 2,100,000 shares) from the previously announced $175,000,000 and has granted the initial purchasers of the Preferred Stock a 30-day option to purchase up to an additional $31,500,000 (or 315,000 shares) of Preferred Stock. Net proceeds from this offering are expected to be approximately $203,000,000, or approximately $233,500,000 if the initial purchasers exercise their option in full. The Company intends to use the net proceeds from the offering to repay in full all amounts outstanding under its term loan facility, which had a principal balance of $168.4 million as of December 31, 2012, and use the remaining net proceeds for general corporate purposes which could include, among other things, financing acquisitions. The offering is expected to close on February 26, 2013, subject to customary closing conditions.

Dividends will be payable on the Preferred Stock when, as, and if, declared by the Company's Board of Directors on a cumulative basis quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2013 at a rate of 3.75% per year on the liquidation preference of $100 per share. The holders of the Preferred Stock will have the right at any time to convert each share of Preferred Stock into shares of the Company's common stock at an initial conversion rate of 2.1192 shares of the Company's common stock, which represents an initial conversion price of approximately $47.19 per share of common stock, plus cash in lieu of any fractional shares. The conversion rate, and thus the conversion price, will be subject to adjustment under certain circumstances. On or after February 15, 2018, the Company will have the right under certain circumstances to redeem some or all of the Preferred Stock.

The Preferred Stock was offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Preferred Stock and any shares of the Company's common stock into which the Preferred Stock is convertible have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.

Contact:

Robert Vitale
Chief Financial Officer
(314) 644-7601

Pia Koster
Director, Investor Relations
(314) 644-7678 (POST)